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                                                                    EXHIBIT 10.9

                                                      JOSEPH P. NACCHIO
                                             President & Chief Executive Officer
[LETTERHEAD OF QWEST COMMUNICATIONS]

March 7, 1997


Stephen M. Jacobsen
4 Bethany
Laguna Miguel, CA  92677

Dear Steve:

I am delighted to be able to offer you the position of Senior Vice President - Consumer Markets at Qwest Communications. This letter is intended to set forth the terms and conditions of your employment with Qwest. Your annual base salary will be $185,000. You will be entitled to participate in Qwest's long-term incentive plan (The Share Growth Plan). Your grant will be for 30,000 shares and the beginning value of the company, as contemplated by the Plan, has been set at one billion dollars. A copy of the full plan will be forwarded to you from Tom Matthews under a separate letter.

Qwest is in the process of establishing an annual bonus plan for senior executives. You will be eligible to participate on the same basis as other senior officers. In addition, you are entitled to the other benefits described in the materials included with this letter.

You are also eligible to be reimbursed for all relocation expenses including the selling and purchasing of a home, household moving, etc. up to a maximum reimbursement of $150,000. Your reimbursement includes any gross up necessary to offset any tax impact this reimbursement may have, however, any gross up would be considered as part of the amount that is calculated for determining the maximum reimbursement.

If you are terminated for any reason other than cause, you will be entitled to a lump sum payment of one year's base salary.

Steve, given my schedule with the road show, I would like to suggest that you begin at Qwest Monday, March 24. I plan to be back in Denver on Tuesday, March 25 and will spend the day with you reviewing our consumer business. However, I can be flexible with the date if it better meets your needs.

Finally, I am really looking forward to your joining me at Qwest and working together to make this a great company. If you agree with the above terms and conditions, please sign below and return this

Stephen M. Jacobsen
March 7, 1997
Page 2


letter to me. If you have any questions or need more information, please let me know or feel free to contact Tom Matthews (303-670-5040) who is working with me to help build our senior management team.

Sincerely,

/s/

Joseph P. Nacchio

I accept the above offer:

     /s/                          3/16/97
___________________           ______________
Stephen M. Jacobsen           Date